Exhibit 99.1

Contacts:	Christine Saenz (investor relations)	Francesca Marraro (media relations)
	(212) 857-5986	(212) 857-5442
	csaenz@hms.com	fmarraro@hms.com

HMS HOLDINGS CORP. TO ACQUIRE LEADING MEDICARE RECOVERY AUDIT
CONTRACTOR HEALTHDATAINSIGHTS, INC. FOR $400 MILLION

NEW YORK, N.Y., November 7, 2011—HMS Holdings Corp. (NASDAQ: HMSY) (“HMS” or the “Company”) today announced a definitive agreement to acquire privately held HealthDataInsights, Inc. (“HDI”) for approximately $400 million. The transaction is not contingent upon financing and is expected to close by December 31, 2011, subject to regulatory approvals.

HDI, a technology-enabled healthcare services company whose mission is to ensure claims integrity, identifies and recoups improper payments for health plans and government payers. Applying rules approved by the Centers for Medicare & Medicaid Services (CMS) and commercial health plan clients to identify fraud, waste and abuse, HDI reviewed more than $300 billion in paid claims last year. HDI is the exclusive Medicare Recovery Audit Contractor (RAC) in 17 states and three U.S. territories (CMS Region D), covering approximately 22% of all Medicare claims in the nation. According to CMS’s FY 2010 Report to Congress on the “Implementation of Recovery Auditing at the Centers for Medicare & Medicaid Services,” HDI’s efforts in Region D accounted for 47% of the total dollars corrected by all four Medicare RACs.

After applying HMS’s revenue recognition methodology, HDI is projected to contribute approximately $85 million of revenue to HMS in 2012. “HDI is one of the few strategic opportunities we have seen with revenue growth rates and profitability comparable to our own,” said Bill Lucia, HMS’s Chief Executive Officer.

“We believe this acquisition aligns perfectly with our long-term plan and is significantly positive for HMS and all our stakeholders,” added Lucia. “The HMS/HDI combination will create the nation’s premier provider of improper payment identification services for Federal, State, and commercial health benefit programs.”

Lucia added, “We expect that HDI’s assets will accelerate our multi-year strategy of investing in new but related products and markets, and program integrity in particular. As the Medicare RAC with the highest recoveries and highest accuracy scores, HDI has best-in-class processes and technology, purpose-built for recovery auditing. Like HMS, HDI’s services are primarily offered on a contingency-fee basis. In addition to expanding our Medicare business, the acquisition of HDI will provide us with expertise we can leverage in our state Medicaid RAC business.”

“The acquisition of HDI will also extend our reach into the commercial health plan market, and in addition, provides us with an opportunity to expand service offerings to our existing Medicaid managed care plan clients. As the government programs we serve continue to shift lives to managed care, HMS and HDI together provide a compelling solution for health plans seeking claims integrity and cost containment services.”

“I’m delighted that HDI is joining HMS,” said Andrea Benko, the President and CEO and founder of HDI. “Together we can build on our proven track record in performance-based claims integrity and our excellent relationships with healthcare payers and the provider community. We look forward to the opportunity for our employees to become part of this fast growing company in healthcare claims integrity and cost containment.”

“Fraud, waste and abuse losses account for approximately $200 billion, or 10%, of all U.S. healthcare expenditures,” said Lucia. “We believe that the integration of HMS and HDI will significantly enhance the ability of our Medicare, Medicaid and commercial payer clients to reduce this drain on our national healthcare resources, and to generate those savings more rapidly than otherwise would have been possible.”

Deal Structure and Timing

HMS will pay a total of $400 million for HDI. The $400 million will consist of $384 million in cash paid at closing and approximately $16 million in consideration in the form of assumption of unvested options. The cash component will be financed in part through a $350 million bank term loan facility that will be established in connection with the closing of the acquisition, and in part through corporate cash. The assumed options will be adjusted as to exercise price and number of shares to convert them into options for HMS stock. In connection with the closing, the Company also plans to establish a $100 million bank revolving credit facility. The Company anticipates cash balances in excess of $100 million at the end of 2011. The acquisition will result in financial leverage of approximately 2.5 times debt to adjusted EBITDA at the end of 2011.

HDI will become a wholly owned subsidiary of HMS Holdings Corp. Andrea Benko will continue in her current role and will join the HMS executive team. HDI employs approximately 400 people located at their headquarters in Las Vegas, Nevada and facilities in California and Florida.

Revised Guidance for 2011 and 2012

	Without HDI Transaction				With HDI Transaction
	Revised 2011		Initial 2012		Revised 2011			Revised 2012
	$	% Y/Y	$	% Y/Y	$		% Y/Y	$	% Y/Y

Revenue	$363.0	19.9%	$435.0	19.8%	$363.0		19.9%	$520.0	43.3%

GAAP EPS	$0.60	27.7%	$0.74	23.3%	$0.57	*	21.3%	$0.65	14.0%

Adjusted EPS	$0.70	23.7%	$0.85	21.4%	$0.67		18.4%	$0.98	46.3%

*                 includes $5.0 million of HDI transaction expenses

The above chart shows the changes to guidance for 2011 and 2012. For 2011, due to transaction-related expenses in connection with the acquisition of HDI, the Company will take an estimated pre-tax charge of $5.0 million, or $0.03 per fully diluted share. After consideration of these expenses, GAAP EPS is projected to be $0.57 (+21.3% y/y) and adjusted EPS is projected to be $0.67 (+18.4% y/y).

After adjusting for the acquisition of HDI, HMS’s 2012 guidance is for revenue of $520 million (+43.3% over 2011 guidance), GAAP EPS is $0.65 (+14.0% over 2011 guidance with HDI), and adjusted EPS is projected to increase to $0.98 (+46.3% over 2011 revised guidance with HDI).

Citigroup Global Markets Inc. acted as financial advisor to HMS and provided committed financing in support of the transaction. Wilmer Cutler Pickering Hale and Dorr LLP acted as legal advisor to HMS.

Morgan Stanley acted as financial advisor to HDI. Wilson Sonsini Goodrich & Rosati, Professional Corporation acted as legal advisor to HDI.

Conference Call with the Investment Community

HMS will be hosting a conference call and webcast with the investment community on Monday, November 7, 2011 at 9:00 a.m. Eastern Time. Individuals can access the webcast at http://investor.hms.com or listen to the call at (877) 250-8889. International participants can listen to the call at (720) 545-0001.

The webcast will be archived on the website. Individuals can listen to the replay at (855) 859-2056. International participants can listen to the replay at (404) 537-3406. The conference ID is 25614296. The replay will be available at noon ET on November 7 through 11:59 p.m. ET on November 12, 2011.

About HMS Holdings

HMS Holdings Corp. (NASDAQ: HMSY) is the nation’s leader in coordination of benefits and program integrity services for healthcare payers. HMS’s clients include health and human services programs in more than 40 states; commercial programs, including commercial plans, employers, and over 130 Medicaid managed care plans; the Centers for Medicare & Medicaid Services (CMS); and Veterans Administration facilities. As a result of the company’s services, clients recovered over $1.8 billion in 2010, and saved billions of dollars more through prevention of erroneous payments.

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Use of Non-GAAP Financials

This press release includes presentations of earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted EBITDA. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense. EBITDA is a measure commonly used by the capital markets to value enterprises. EBITDA is a non-GAAP financial measure and is reconciled to income before income taxes, which the Company’s management believes to be the most comparable generally accepted accounting principles (“GAAP”) measure. Adjusted EBITDA results are calculated by adjusting GAAP income before income taxes to exclude the effects of depreciation, amortization of intangible assets, stock-based compensation expense, and net interest expense.

This press release also includes presentations of adjusted EPS. Adjusted EPS represents EPS adjusted for stock-based compensation expense, net of tax and amortization of intangibles, net of tax. Adjusted EPS is a non-GAAP financial measure and is reconciled to EPS, which the Company’s management believes to be the most comparable GAAP measure.

The Company uses these non-GAAP financial measures for internal management purposes, when publicly providing guidance on possible future results, and as a means to evaluate period-to-period comparisons. The Company’s management believes that these non-GAAP financial measures are a common measure used by investors and analysts to evaluate its performance. These non-GAAP financial measure are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provides a more complete understanding of the results of operations and trends affecting the Company’s business. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, income before income taxes and earnings per share, as presented, in accordance with GAAP.

Safe Harbor Statement

This Press Release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements give our expectations or forecasts of future events; they do not relate strictly to historical or current facts. Forward-looking statements can be identified by words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “will,” “target,” “seeks,” “forecast” and similar expressions and references to guidance. In particular, these include statements relating to future actions, business plans, objects and prospects, and future operating or financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. We caution you therefore against relying on any of these forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to satisfy the closing conditions of the HDI acquisition, including receiving regulatory approval, and close the acquisition in the timeframe that we anticipate; our ability to successfully integrate HDI’s operations; the development by competitors of new or superior services or products or the entry into the market of new competitors; all the risks inherent in the development, introduction, and implementation of new products and services; the loss of a major customer, customer dissatisfaction or early termination of customer contracts triggering significant costs or liabilities; variations in our results of operations; negative results of government reviews, audits or investigations to verify our compliance with contracts and applicable laws and regulations; changing conditions in the healthcare industry which could simplify the reimbursement process and reduce the need for and price of our services; government regulatory, political and budgetary pressures that could affect the procurement practices and operations of healthcare organizations, reducing the demand for our services; our failure to comply with laws and regulations governing health data or to protect such data from theft and misuse. A further description of risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, a copy of which may be obtained from the Company’s website at www.hms.com under the “Investor Relations” tab. Any forward-looking statements made by us in this Press Release speak only as of the date of this Press Release. Factors or events that could cause actual results to differ may emerge from time to time and it is not possible for us to predict all of them. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

HMS HOLDINGS CORP. AND SUBSIDIARIES
(In thousands, except share and per share amounts)
(unaudited)

Reconciliation of net income to EBITDA and adjusted EBITDA

	Without HDI Transaction		With HDI Transaction
	2011	2012	2011	2012
Net Income	$52,113	$65,650	$49,124	$57,681

Net interest (income)/expense	(860)	(100)	(860)	15,277
Income taxes	35,040	43,767	33,030	38,454
Depreciation and amortization, net of deferred financing costs included in net interest expense	20,050	24,944	20,050	53,707
Earnings before interest, taxes, depreciation and amortization (EBITDA)	106,343	134,261	101,344	165,119
Stock-based compensation expense	8,202	9,927	8,202	17,658
Adjusted EBITDA	$114,545	$144,188	$109,546	$182,777

Reconciliation of GAAP EPS to Adjusted EPS

	Without HDI Transaction		With HDI Transaction
	2011	2012	2011	2012
Net Income	$52,113	$65,650	$49,124	$57,681
Weighted average common shares, diluted	86,916	88,700	86,916	89,353
Diluted GAAP EPS	$0.60	$0.74	$0.57	$0.65

Net Income	$52,113	$65,650	$49,124	$57,681
Stock-based compensation expense, net of tax	4,900	6,000	4,900	10,600
Amortization of intangibles, net of tax	4,000	4,000	4,000	19,375
Subtotal	$61,013	$75,650	$58,024	$87,656

Weighted average common shares, diluted	86,916	88,700	86,916	89,353
Diluted adjusted EPS	$0.70	$0.85	$0.67	$0.98